Exhibit 10.3

Packaging Corporation of America

2013 Performance-Based Equity Award Pool for Executive Officers

Adopted June 24, 2013

1. Purpose. The Committee intends to grant the Full Value Awards described herein (the “Awards”) to the executive officers of Packaging Corporation of America (the “Company”) named herein (the “Participants”) pursuant to the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”) on or around the date hereof. The Committee desires to designate such Awards as Performance-Based Compensation and hereby adopts an award pool (the “Award Pool”) of Shares available for such Awards subject to the Performance Criterion and other terms and conditions provided herein. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

2. Performance Criterion. The Company’s Earnings before Interest, Taxes, Depreciation and Amoritzation (“EBITDA”) shall be established as the Performance Criterion for the Award Pool.

3. Award Pool Shares. The aggregate amount of Shares (the “Award Pool Shares”) available for award to all Participants in the Award Pool shall be the number equal to (i) 4.0% of the Corporation’s EBITDA for the period beginning April 1, 2013 and ending March 31, 2014 (the “EBITDA Performance Period”); divided by (ii) the closing price of a Share on the New York Stock Exchange on the date hereof.

4. Awards. Awards shall be in the form of “Restricted Stock Awards” (pursuant to the Restricted Stock Award Agreement attached hereto as Exhibit A) and “Performance Unit Awards” (pursuant to the Performance Unit Agreement attached hereto as Exhibit B).

5. Participant Percentages and Maximums. The percentage of Award Pool Shares (the “Award Pool Percentage”) and the maximum number of Award Pool Shares (the “Participant Maximum”) available to be awarded to each Participant for each Award, shall be as set forth in the following table. For each Participant, half of his percentage of Award Pool shares is allocated to each type of Award.

Participant	Percentage of Award Pool Shares	Maximum for Restricted Stock Awards (in shares)	Maximum for Performance Units (in shares)
Mark W. Kowlzan	37.0%	26,000	31,200
Thomas A. Hassfurther	28.0%	20,000	24,000
Richard B. West	17.0%	12,000	14,400
Thomas W.H. Walton	8.5%	5,750	6,900
Kent A. Pflederer	5.0%	3,600	4,320
Charles J. Carter	4.5%	3,250	3,900

6. Certification of Award Pool. The Committee shall certify the number of Award Pool Shares available for each Participant for each Award (the “Certified Share Number”) within 75 days after the end of the EBITDA Performance Period, which shall be calculated by (a) multiplying (i) the Award Pool Percentage for such Participant for such Award by (ii) the aggregate number of Award Pool Shares and (b) if applicable, reducing the number calculated pursuant to subsection (a) to the Participant Maximum for such Award.

7. Award Agreement. The Committee will reduce (but not increase) the actual number of Shares to be awarded to a Participant on vesting of an Award from the Certified Share Number for such Award to the extent necessary to achieve the level of vesting provided in the Award agreements attached hereto.

8. Plan Provisions. The Award Pool and Awards described herein are subject to, and made pursuant to, the terms and conditions of the Plan. If there is any inconsistency between the terms of the Award Pool or any Award agreement and the terms of the Plan, the terms of the Plan shall control unless expressly stated that an exception to the Plan is being made.